Exhibit 99

Dollar General Corporation Reports First Quarter 2018 Financial Results; Reiterates Financial Guidance for Fiscal Year 2018

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--May 31, 2018--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2018 first quarter (13 weeks) ended May 4, 2018.

  Net Sales Increased 9.0%; Same-Store Sales Increased 2.1%
  Diluted Earnings Per Share (“EPS”) Increased 33.3% to $1.36
  Cash Flows From Operations Increased 7.5% to $549 million
  $228 Million Returned to Shareholders through Share Repurchases and Cash Dividends
  Company Reiterates Fiscal Year 2018 Financial Guidance
  Board of Directors Declares Second Quarter 2018 Cash Dividend of $0.29 per share

“Our team delivered strong net sales growth, a solid same-store sales increase, and gross margin expansion, while continuing to execute our cost containment strategy,” said Todd Vasos, Dollar General’s chief executive officer. “We are proud of our execution and solid performance, particularly given the significant weather-related headwind we faced during the first quarter. We are pleased with the start of the second quarter, and based on our year-to-date performance and outlook for the remainder of 2018, we are reiterating our full-year guidance. We offer a unique value and convenience proposition that continues to resonate with customers, and we are excited about the initiatives we have in place.”

First Quarter 2018 Highlights

Net sales increased 9.0% to $6.1 billion in the first quarter of 2018 compared to $5.6 billion in the first quarter of 2017. The net sales increase in the first quarter of 2018 was positively affected by the sales contribution from new stores, modestly offset by the impact of store closures. Same-store sales increased 2.1% from the first quarter of 2017 due to an increase in average transaction amount, partially offset by a decline in customer traffic. Growth in same-store sales was driven by robust sales of consumables, partially offset by sales declines in the apparel, seasonal and home categories. The Company believes that the effect of unseasonably cold and damp weather on certain product categories negatively impacted same-store sales in the quarter.

Gross profit as a percentage of net sales was 30.5% in the first quarter of 2018 compared to 30.3% in the first quarter of 2017, an increase of 17 basis points. The first quarter of 2018 gross profit rate increase was primarily attributable to higher initial markups on inventory purchases and an improved rate of inventory shrink. These factors were partially offset by a greater proportion of sales coming from consumables that generally have a lower gross profit rate than other product categories, sales of lower margin products comprising a higher proportion of consumables sales, and increased transportation costs.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 22.4% in the first quarter of 2018 compared to 21.8% in the first quarter of 2017, an increase of 60 basis points. The first quarter of 2018 SG&A increase as a percentage of net sales was primarily attributable to increased retail labor expenses, due in part to the investment in store manager compensation, and increases in occupancy costs, utilities, and property taxes on leased stores, each of which increased at a rate greater than the increase in net sales.

The effective income tax rate in the first quarter of 2018 was 21.6% compared to 37.2% in the first quarter of 2017. The effective income tax rate for the first quarter of 2018 was lower than the first quarter of 2017 primarily due to the federal tax law changes contained in the Tax Cuts and Jobs Act (“TCJA”), including the change in the federal income tax rate to 21% in the 2018 period compared to 35% in the 2017 period.

The Company reported net income of $365 million, or diluted EPS of $1.36, for the first quarter of 2018 compared to net income of $279 million, or diluted EPS of $1.02, in the first quarter of 2017, an increase in diluted EPS of 33.3%.

Merchandise Inventories

As of May 4, 2018, total merchandise inventories, at cost, were $3.59 billion compared to $3.30 billion as of May 5, 2017, an increase of approximately 0.4% on a per store basis.

Capital Expenditures

Total additions to property and equipment in the first quarter of 2018 were $165 million, including approximately: $70 million for improvements, upgrades, remodels and relocations of existing stores; $41 million for new leased stores, primarily for leasehold improvements, fixtures and equipment; $39 million for distribution and transportation related projects; and $12 million for information systems upgrades and technology-related projects. During the first quarter of 2018, the Company opened 241 new stores, remodeled 322 stores and relocated 31 stores.

Share Repurchases

The Company repurchased $150 million of its common stock, or 1.6 million shares, under its share repurchase program in the first quarter of 2018, at an average price of $94.41 per share. From the inception of the share repurchase program in December 2011 through the end of the first quarter of 2018, the Company has repurchased 83.0 million shares of its common stock at an average price of $63.80 per share, for a total cost of $5.3 billion. The total remaining authorization for future repurchases was approximately $1.2 billion at the end of the first quarter of 2018. Under the authorization, purchases may be made in the open market or in privately negotiated transactions from time to time subject to market and other conditions. The authorization has no expiration date.

Dividend

On May 29, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.29 per share on the Company’s common stock, payable on or before July 24, 2018 to shareholders of record on July 10, 2018. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Reiterating Fiscal Year 2018 Financial Guidance and Store Growth Outlook

For the 52-week fiscal year ending February 1, 2019 (“fiscal year 2018”), the Company is reiterating its financial guidance and store growth outlook issued on March 15, 2018.

The Company expects net sales to increase approximately 9%, with same-store sales growth estimated to be in the mid-two percent range. The Company expects the fiscal year 2018 operating margin rate to be relatively unchanged as compared to the fiscal year 2017 operating margin rate.

The Company expects fiscal year 2018 diluted EPS to be in the range of $5.95 to $6.15. This diluted EPS guidance assumes an estimated effective tax rate of 22% to 23%.

The Company currently anticipates a cash benefit of approximately $300 million in fiscal 2018 as a result of the TCJA.

Share repurchases for fiscal year 2018 are expected to be approximately $850 million. Capital expenditures for fiscal year 2018 are expected to be in the range of $725 million to $800 million.

The Company plans to open approximately 900 new stores, remodel 1,000 stores and relocate 100 stores in fiscal year 2018.

Conference Call Information

The Company will hold a conference call on Thursday, May 31, 2018 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 868-1301 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 2088779. There will also be a live webcast of the call available at www.dollargeneral.com under “Investor Information, News & Events, Events & Presentations.” A replay of the conference call will be available through Thursday, June 14, 2018, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 2088779.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, plans and intentions including, but not limited to, statements made within the quotations of Mr. Vasos and in the sections entitled “Reiterating Fiscal Year 2018 Financial Guidance and Store Growth Outlook,” “Share Repurchases,” and “Dividend”. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “assume,” “forecast,” “confident,” “opportunities,” “goal,” “prospect,” “positioned,” “intend,” “committed,” “continue,” ”future,” ”guidance,” “years ahead,” “looking ahead,” “going forward,” “focused on,” “subject to,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions and other economic factors, including but not limited to employment levels, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, measures that create barriers to or increase the costs associated with international trade (including increased import duties or tariffs), and healthcare and housing costs, and their effect on, as applicable, consumer demand, customer traffic, customer disposable income, our ability to execute our strategic initiatives, our cost of goods sold, our SG&A expenses and real estate costs;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, marketing, real estate and new store development, digital, sourcing, shrink, private brand, inventory management, distribution and transportation, store operations, store formats, budgeting and expense reduction, and technology;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  effective response to competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, the creation of a more convenient customer online and in-store shopping experience, and consolidation;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of information that the Company holds, whether as a result of cybersecurity attacks or otherwise;
  disruptions, unanticipated or unusual expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs (including increased fuel costs and carrier rates or driver wages), work stoppages or other labor disruptions that could impede the receipt of or delivery of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability;
  risks and challenges associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving its gross profit rate;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, environmental compliance, product safety or labeling, food safety, information security and privacy, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, administrative proceedings, regulatory actions or other litigation;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks, terrorist acts and geo-political events;
  damage or interruption to the Company’s information systems or failure of technology initiatives to deliver desired or timely results;
  ability to attract, train and retain qualified employees, while controlling labor costs and other labor issues;
  loss of key personnel, inability to hire additional qualified personnel or disruption of executive management as a result of retirements or transitions;
  seasonality of the Company’s business;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or a lowering of the Company’s credit ratings;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to guidance related to leases;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 14,761 stores in 44 states as of May 4, 2018. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	May 4	May 5	February 2
	2018	2017	2018
ASSETS
Current assets:
Cash and cash equivalents	$283,970	$205,977	$267,441
Merchandise inventories	3,594,529	3,300,082	3,609,025
Income taxes receivable	28,637	10,492	108,265
Prepaid expenses and other current assets	258,900	232,398	263,121
Total current assets	4,166,036	3,748,949	4,247,852
Net property and equipment	2,758,369	2,487,292	2,701,282
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,200,375	1,200,597	1,200,428
Other assets, net	29,861	20,928	28,760
Total assets	$12,493,230	$11,796,355	$12,516,911

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$1,889	$401,188	$401,345
Accounts payable	2,018,320	1,622,776	2,009,771
Accrued expenses and other	495,371	459,105	549,658
Income taxes payable	9,752	208,972	4,104
Total current liabilities	2,525,332	2,692,041	2,964,878
Long-term obligations	2,862,497	2,632,090	2,604,613
Deferred income taxes	565,150	662,485	515,702
Other liabilities	303,933	280,858	305,944
Total liabilities	6,256,912	6,267,474	6,391,137

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	234,109	239,947	235,141
Additional paid-in capital	3,210,527	3,157,322	3,196,462
Retained earnings	2,795,620	2,136,401	2,698,352
Accumulated other comprehensive loss	(3,938)	(4,789)	(4,181)
Total shareholders' equity	6,236,318	5,528,881	6,125,774
Total liabilities and shareholders' equity	$12,493,230	$11,796,355	$12,516,911

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	May 4	% of Net	May 5	% of Net
	2018	Sales	2017	Sales
Net sales	$6,114,463	100.00%	$5,609,625	100.00%
Cost of goods sold	4,252,214	69.54	3,910,642	69.71
Gross profit	1,862,249	30.46	1,698,983	30.29
Selling, general and administrative expenses	1,372,065	22.44	1,225,188	21.84
Operating profit	490,184	8.02	473,795	8.45
Interest expense	24,773	0.41	25,004	0.45
Other (income) expense	-	0.00	3,502	0.06
Income before income taxes	465,411	7.61	445,289	7.94
Income tax expense (benefit)	100,559	1.64	165,800	2.96
Net income	$364,852	5.97%	$279,489	4.98%

Earnings per share:
Basic	$1.36		$1.02
Diluted	$1.36		$1.02
Weighted average shares outstanding:
Basic	268,267		274,692
Diluted	269,135		275,215

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 13 Weeks Ended
	May 4	May 5
	2018	2017
Cash flows from operating activities:
Net income	$364,852	$279,489
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	109,335	98,586
Deferred income taxes	8,046	9,516
Loss on debt retirement	-	3,502
Noncash share-based compensation	12,406	8,932
Other noncash (gains) and losses	3,340	2,122
Change in operating assets and liabilities:
Merchandise inventories	12,356	(42,456)
Prepaid expenses and other current assets	3,294	(12,342)
Accounts payable	5,043	56,630
Accrued expenses and other liabilities	(55,124)	(39,511)
Income taxes	85,276	146,137
Other	(176)	(143)
Net cash provided by (used in) operating activities	548,648	510,462

Cash flows from investing activities:
Purchases of property and equipment	(164,630)	(143,519)
Proceeds from sales of property and equipment	631	131
Net cash provided by (used in) investing activities	(163,999)	(143,388)

Cash flows from financing activities:
Issuance of long-term obligations	499,495	599,556
Repayments of long-term obligations	(400,330)	(750,275)
Net increase (decrease) in commercial paper outstanding	(237,200)	(22,800)
Costs associated with issuance and retirement of debt	(4,444)	(9,460)
Repurchases of common stock	(150,001)	(88,755)
Payments of cash dividends	(77,657)	(71,294)
Other equity and related transactions	2,017	(5,984)
Net cash provided by (used in) financing activities	(368,120)	(349,012)

Net increase (decrease) in cash and cash equivalents	16,529	18,062
Cash and cash equivalents, beginning of period	267,441	187,915
Cash and cash equivalents, end of period	$283,970	$205,977

Supplemental cash flow information:
Cash paid for:
Interest	$43,162	$37,917
Income taxes	$7,274	$8,837
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$66,684	$47,464

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	May 4	May 5
	2018	2017	% Change
Consumables	$4,772,388	$4,315,513	10.6%
Seasonal	691,031	662,638	4.3%
Home products	354,633	333,150	6.4%
Apparel	296,411	298,324	-0.6%
Net sales	$6,114,463	$5,609,625	9.0%

Store Activity

		For the Quarter Ended
		May 4	May 5
		2018	2017

Beginning store count		14,534	13,320
New store openings		241	293
Store closings		(14)	(12)
Net new stores		227	281
Ending store count		14,761	13,601
Total selling square footage (000's)		109,415	101,065
Growth rate (square footage)		8.3%	7.2%

CONTACTS
Dollar General Corporation
Investor Contacts:
Jennifer Beugelmans, 615-855-5537
or
Kevin Walker, 615-855-4954
or
Media Contacts:
Crystal Ghassemi, 615-855-5210